Exhibit 99.1

CONTACT INFORMATION:

FOR RELEASE AT 4:01PM	David Mutryn
Director of Investor Relations
703.502.7731
david_mutryn@sra.com

SRA Announces Financial Results for

First Quarter of Fiscal Year 2010

•	Revenue up 6% year over year to $417 million

•	Diluted EPS up $0.04 year over year to $0.31

•	Record quarterly contract awards of $933 million

FAIRFAX, Va., November 4, 2009 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients, today announced operating results for the first quarter of fiscal year (FY) 2010, which ended September 30, 2009.

Revenue for the quarter was $417.5 million, up 6.4% from $392.4 million in the September 2008 quarter. Organic revenue growth was 8.4%. Operating income for the quarter was $30.0 million, for an operating margin of 7.2%. Net income was $18.1 million, for a net margin of 4.3%. Diluted earnings per share (DEPS) for the quarter were $0.31, up $0.04 as compared to the September 2008 quarter.

SRA President and CEO Stan Sloane said, “We’re pleased with our continued progress in business execution and cost management. Investments in business development have helped drive stronger organic growth, and our new contract award total is a company record.”

Executive Vice President and CFO Rick Nadeau added, “Our first quarter financial results reflected solid operating performance in the core federal business. Our balance sheet continues to be strong with essentially zero net debt.”

Contract Awards

SRA won new business in the first quarter with potential value of $933 million, if all option years are exercised, for a book to bill ratio of 2.2. As of September 30, 2009, the company’s backlog of signed business orders was $4.5 billion, up 9% year-over-year, and the funded portion of backlog was $832 million.

Major highlights of competitive contract awards in the quarter include:

•

Federal Deposit Insurance Corporation (FDIC). SRA was awarded a recompete of our contract, under which we provide comprehensive enterprise-wide IT services for the FDIC. This represents the company’s largest contract, providing about 6% of revenue. The value of the new award is estimated at $457.8 million over five years, if all options are exercised.

•

Department of Homeland Security, Transportation Security Administration (TSA). The company won a task order under the EAGLE contract vehicle to monitor TSA’s IT enterprise and assess IT security threats. The task order value is $53.5 million over five years, if all options are exercised, and will provide core primary and failover security operations center (SOC) services for up to five years.

•

Cancer Prevention and Research Institute of Texas (CPRIT). The company was awarded a contract to provide scientific peer review support and grants management services. This is a new client for SRA and the contract is worth $16.2 million over five years, if all options are exercised.

Forward Guidance

The company is updating revenue and earnings guidance for Fiscal Year 2010 originally provided on August 12, 2009. The table below represents management’s current expectations about the company’s future financial performance, based on information available at this time. The forward guidance in this table does not include any effect for acquisitions or divestitures that SRA might make in the future. The guidance assumes a FY 2010 diluted share count of 58.6 million.

Measure	Fiscal Year (FY) Ending June 30, 2010	Change from FY 2009 to 2010
Revenue	$1.6 billion to $1.645 billion	4% to 7%
Diluted earnings per share	$1.15 to $1.25	14% to 24%

Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing 888-603-9639 (U.S./Canada) or 312-470-0140 (Other) with passcode SRX. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call on Nov. 4 through Nov. 18 by dialing 866-428-3808 (U.S./Canada) or 203-369-0909 (Other) and entering passcode 1978.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cyber security; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; logistics; public health preparedness; public safety; strategic management consulting; systems engineering; and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for ten consecutive years. The company and its subsidiaries employ more than 6,900 employees serving clients from headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of November 4, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 4, 2009.

# # #

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	30-Sep-09	30-Sep-08

Revenue	$417,499	$392,355
Operating costs and expenses:
Cost of services	317,540	295,465	(a)
Selling, general and administrative	62,828	63,565	(a)
Depreciation and amortization	7,144	6,878
Gain on sale of Constella Futures Holding, LLC	—	(1,939)
Acquired in-process research and development	—	1,100

Total operating costs and expenses	387,512	365,069

Operating income	29,987	27,286
Interest expense	(483)	(1,780)
Interest income	408	772

Income before income taxes	29,912	26,278
Provision for income taxes	11,862	10,864

Net income	$18,050	$15,414

Earnings per share:
Basic	$0.32	$0.27

Diluted	$0.31	$0.27

(a)	During the quarter the Company reclassified the portion of rent and facility costs, as well as stock-based compensation expense related to the employees who perform work directly for the Company’s clients from the caption “selling, general and administrative expenses” to the caption “cost of services.” All prior period balances have been reclassified to conform to the current period presentation in the Form 10-Q Quarterly Report filed today.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	30-Sep-09	30-Jun-09

Current assets:
Cash and cash equivalents	$70,478	$74,683
Accounts receivable, net	369,947	356,261
Inventories, net	8,402	6,786
Prepaid expenses and other	34,626	37,707
Deferred income taxes, current	17,478	13,924

Total current assets	500,931	489,361

Property, plant and equipment, net	39,049	38,130

Other assets:
Goodwill	490,481	490,481
Identified intangibles, net	40,578	43,235
Deferred income taxes, noncurrent	—	1,272
Deferred compensation trust	7,349	6,494
Other assets	23,661	25,320

Total other assets	562,069	566,802

Total assets	$1,102,049	$1,094,293

Current liabilities:
Accounts payable and accrued expenses	$131,305	$137,443
Accrued payroll and employee benefits	105,406	111,296
Billings in excess of revenue recognized	15,885	16,598
Short-term borrowings	4,933	—

Total current liabilities	257,529	265,337

Long-term liabilities:
Long-term debt	65,000	75,000
Deferred compensation liability	7,349	6,494
Deferred income taxes, noncurrent	3,717	—
Other long-term liabilities	5,461	5,842

Total long-term liabilities	81,527	87,336

Total liabilities	339,056	352,673

Stockholders’ equity	762,993	741,620

Total liabilities and stockholders’ equity	$1,102,049	$1,094,293

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended
	30-Sep-09	30-Sep-08

Cash flows from operating activities:
Net income	$18,050	$15,414

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,144	6,878
Stock-based compensation	2,466	2,696
Deferred income taxes	1,788	(456)
Gain on sale of Constella Futures Holding, LLC	—	(1,939)
Acquired in-process research and development	—	1,100
Gain realized from forward exchange contracts	(398)	—
Changes in assets and liabilities, net of the effect of acquisitions and divestitures	(24,718)	(9,593)

Net cash provided by operating activities	4,332	14,100

Cash flows from investing activities:
Capital expenditures	(5,190)	(4,042)
Payments to Spectrum Solutions Group, Inc. shareholders	—	(7,016)
Acquisitions, net of cash acquired	—	(132,194)
Proceeds from sale of Constella Futures Holding, LLC	—	14,320
Proceeds from note receivable	2,000	—
Net proceeds from forward exchange contracts	398	—

Net cash used in investing activities	(2,792)	(128,932)

Cash flows from financing activities:
Issuance of common stock	1,287	1,557
Excess tax benefit of stock option exercises	25	176
Net borrowings (repayments) under short-term credit facilities	4,715	(986)
Borrowings under credit facility	35,000	50,000
Repayments under credit facility	(45,000)	(50,000)
Purchase of treasury stock	(857)	(21,756)

Net cash used in financing activities	(4,830)	(21,009)

Effect of exchange rate changes on cash and cash equivalents	(915)	—

Net decrease in cash and cash equivalents	(4,205)	(135,841)
Cash and cash equivalents, beginning of period	74,683	229,260

Cash and cash equivalents, end of period	$70,478	$93,419

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$426	$1,909

Income taxes	$4,388	$4,074

Cash received during the period:
Interest	$385	$1,058

Income taxes	$171	$328

Reconciliation Between Total Revenue and Organic Revenue (Unaudited)

(in thousands)

Organic revenue, as presented, is computed by comparing our reported revenue for the current period to revenue for the same period in the prior year adjusted to include revenue of acquired businesses for the pre-acquisition period of the prior year. In arriving at prior-year revenue, we include the revenue of acquired companies and remove the revenue of divested companies for the prior-year periods comparable to the current-year periods for which the companies are included in our reported revenue. The resulting rate is intended to represent our organic, or non-acquisitive, growth or decline year-over-year, including comparable period growth or decline attributable to acquired companies. We believe that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of our business, including the post-acquisition activity of acquired companies. This non-GAAP financial measure is not used for any other purpose and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	30-Sep-09	30-Sep-08	% Increase

Total Revenue, as reported	$417,499	$392,355	6.4%

Plus: Revenue from acquired companies for the comparable prior year period		4,752
Less: Revenue from divested companies for the comparable prior year period		(11,940)

Organic Revenue	$417,499	$385,167	8.4%